News From

Buena, NJ 08310

Release Date: March 31, 2008

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI, INC. ANNOUNCES 2007 YEAR END RESULTS

BUENA, NJ March 31, 2008 - IGI, INC. (AMEX: IG) a premier provider of topical formulation development, analytical, manufacturing and packaging services announces 2007 year end results and 2008 ongoing business plans.

IGI's business successes in 2007 include:

~	Revenue growth of 75% over 2006
~	Operating profitability for the fourth quarter
~	Positive cash flow from operations in the fourth quarter
~	Expansion of operations to include packaging services completed
~	Additional Product Development, Supply and Manufacturing agreements signed
~	Joint patent granted and additional patent research work initiated

IGI's business objectives for 2008:

~	Maintain the growth of our technology based business by marketing, developing and manufacturing more innovative products for our customers.
~	Continue research and strengthening of the Novasome® technology by filing additional patents.
~	Expand the development of topical generic and branded generic products and seek partnerships with pharmaceutical companies.
~	To seek synergistic business partners with whom we can partner to expand our product offerings.

"We are extremely pleased with the increase in revenue, our profitability, positive cash flow and operating successes. We anticipate that the growth in these areas will continue in 2008." Rajiv Mathur, President and CEO, stated.

Fourth Quarter and Fiscal 2007 Financial Results

Fourth Quarter

The company reported net income of $355,000 or $.02 per share, for the quarter ended December 31, 2007, compared to net loss of $(336,000), or $(.02) per share, for the comparable period in 2006. This net income is inclusive of an accrual of $175,000 relating to the penalties accessed by the NJ Department of Environmental Protection against the Company.

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SELECTED QUARTERLY FINANCIAL DATA

(in thousands, except per share data)

Total Revenues	$1,655

Gross Margin	$ 811

Net Income	$ 355

Net Income Per Basic and Diluted Common Share	$ 0.02

2007

For fiscal year 2007, the Company had a net loss of $(332,000) and an earnings per share attributable to common stockholders of $(0.03) per share compared to a net loss of $(1,667,000), or $(0.13) per share, in 2006. The earnings per share for 2007 is inclusive of a dividend accreted to preferred stockholders for a beneficial conversion feature associated with the preferred stock issuance.

Total revenues increased by $1,961,000 in 2007 to $4,581,000, which represents an increase of 75% over revenues from 2006. Licensing and royalty income increased by $184,000 in 2007 over 2006 to $841,000.

Selling, general and administrative expenses increased by $325,000, or 15%, from $2,105,000 in 2006 to $2,430,000 in 2007. The increase in selling, general and administrative expenses in 2007 compared to the comparable period in 2006 related to the accrual of the $175,000 penalty assessed to the Company by the Department of Environmental Protection in 2007 and an increase in stock-based compensation expense of $258,000 in accordance with SFAS 123(R) as discussed under "Summary of Significant Accounting Policies and Stock-based Compensation " which were offset by a decrease of professional fees in 2007 of $84,000.

Product development and research expenses decreased by $584,000 in 2007, or 55%, compared to 2006. The decrease in product development and research expenses in 2007 compared to the comparable period in 2006 relates to a change in classification of personnel costs.

Interest expense amounted to $48,000 (net of income) in 2007 compared to interest expense of $129,000 (net of income) in 2006. Interest expense decreased in 2007 as a result of a decrease in the Company's short term notes payable principal balance and a reduction in the Company's average interest rate on its short term notes payable in 2007.

The tax benefit of $453,000 in 2007 and $458,000 in 2006 was a result of the sales of a portion of the Company's state tax operating loss carry forwards.

The Company had positive working capital of $985,000 and a cash balance of $914,000 for the year ended December 31, 2007.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® micro-vesicular delivery technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, controlled and sustained release as well as improved stability and greater ease of formulation.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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IGI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2007
(in thousands, except share information)

ASSETS
Current assets:
Cash and cash equivalents	$ 914
Accounts receivable, less allowance for doubtful accounts of $48	666
Licensing and royalty income receivable	356
Inventories	376
Prepaid expenses and other current assets	93

Total current assets	2,405

Restricted cash	50
Property, plant and equipment, net	2,410
License fee, net	800

Total assets	$ 5,665

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable- related party	$ 500
Accounts payable	282
Accrued expenses	419
Deferred income, current	219

Total current liabilities	1,420
Deferred income, long term	45
Other long term liabilities	60
Total liabilities	1,525

Commitments and contingencies	-

Stockholders' equity:

Series A Convertible Preferred stock, $.01 par value, 100 shares authorized; 50 shares issued and outstanding; Liquidation preference- $500,000	500
Common stock, $.01 par value, 50,000,000 shares authorized; 16,795,202 shares issued and 14,829,462 shares outstanding	168
Additional paid-in capital	27,411
Accumulated deficit	(22,544)
Less treasury stock, 1,965,740 shares at cost	(1,395)

Total stockholders' equity	4,140

Total liabilities and stockholders' equity	$ 5,665

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IGI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2007 and 2006
(in thousands, except shares and per share information)

	2007	2006

Revenues:
Product sales, net	$ 2,904	$ 1,787
Licensing and royalty income	841	657
Research and development income	836	176

Total revenues	4,581	2,620

Costs and Expenses:
Cost of sales	2,476	1,388
Selling, general and administrative expenses	2,430	2,105
Product development and research expenses	481	1,065

Operating (loss)	(806)	(1,938)
Interest (expense), net	(48)	(129)
Other income, net	64	-

Loss before benefit from income taxes	(790)	(2,067)
Benefit from income taxes	453	458

Loss from continuing operations	(337)	(1,609)
Discontinued operations: (Note 15) Gain/(loss) from discontinued operations	5	(58)

Net loss	(332)	(1,667)

Dividend accreted to preferred stock for beneficial conversion feature	80	-

Net Loss Attributable to Common Stockholders	$ (412)	$ (1,667)

Basic and Diluted (Loss) per Share

Continuing operations	$ (.03)	$ (.13)
Discontinued operations	(.00)	(.00)

	$ (.03)	$ (.13)

Weighted average shares of common stock outstanding
Basic and diluted	14,308,583	12,845,711

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